Exhibit 99.2

VIAVID
communications simplified.

SELLAS Life Sciences Group, Inc.

Investor Symposium on Galinpepimut-S (GPS)

September 15, 2022

C O R P O R A T E P A R T I C I P A N T S

Allison Soss, Investor Relations, KCSA Strategic Communications

Dr. Angelos Stergiou, Founder, President & Chief Executive Officer

Robert Francomano, Chief Commercial Officer

P R E S E N T A T I O N

Operator

Greetings. Welcome to SELLAS Life Sciences Investor Symposium on GPS.

Please note, this conference is being recorded.

I would now like to turn the conference over to Allison Soss, Investor Relations. Thank you. You may begin.

Allison Soss

Thank you. Good morning, everyone. I am Allison Soss from KCSA Strategic Communications, and it is my pleasure to welcome you to the SELLAS' Investor Symposium on Galinpepimut-S, or GPS.

For those of you who have dialed in rather than joining by webcast, I would like to remind you that there are presentation slides accompanying this call. To view the slides, please join the webcast, which is available on the Investor Relations section of SELLAS' website as well as in the Events press release.

Next, I would like to remind you that SELLAS will be making forward-looking statements. Such forward-looking statements can be identified by the use of the words: expect, believe, will, anticipate, estimate, plan, predict and other words of similar import. The forward-looking statements in the presentation include, but are not limited to, statements related to the potential commercial opportunity for our clinical candidate, GPS. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company's clinical plans and business strategy, immuno-oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs. These risks and uncertainties are described more fully under the caption "Risk Factors" in SELLAS' annual report on Form 10-K filed on March 31, 2022 and in its other filings with the Securities and Exchange Commission. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS' forward-looking statements. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

All statements in this presentation assume a statistically significant and clinically meaningful data outcome from the Phase 3 REGAL study for GPS, a successful BLA filing with the FDA and marketing approval by the FDA.

The key topic of today's symposium is SELLAS' lead clinical asset, GPS and its pathway to commercialization. Dr. Angelos Stergiou, the Company's President and Chief Executive Officer will begin today's program with some remarks around today's event and then introduce our speaker, Robert Francomano, SELLAS' Chief Commercial Officer.

With that, I will now hand the call over to Angelos.

Dr. Angelos Stergiou

Good afternoon, everyone, and welcome to our second investor symposium on our lead asset, galinpepimut-S, or GPS. First, thank you for your participation and support in joining today's virtual symposium.

We're very excited to take this time to focus on GPS to discuss the commercial opportunity ahead. We will highlight the significant unmet need in acute myeloid leukemia and why SELLAS is well placed to leverage its early mover status to develop effective treatments for this patient group.

At SELLAS, as you know, our core mission is to develop and deliver innovative treatments for patients battling cancer and prolong patients' lives. We believe that GPS has the potential to be a game-changing treatment for leukemia patients and other WT1 experiencing tumors.

SELLAS is proud of the progress we have made so far in developing GPS with several key milestones achieved this year alone. However, we believe now is a pivotal time in the asset's development as we prepare for commercialization. It's for that reason that we wanted to hold this call at this point as an update of the road map to commercialization for GPS.

We recently reported clinical benefits seen in preliminary data from our Phase 1/2 clinical trial of GPS in combination with a checkpoint inhibitor, Keytruda, in patients battling WT1-positive advanced ovarian cancer. We also released encouraging updated clinical data from a Phase 1 investigator-sponsored clinical trial of GPS in combination with another checkpoint inhibitor, Opdivo, in patients with malignant pleural mesothelioma.

In our Phase 3 REGAL study, we continue to enroll patients and activating additional sites across the United States, Europe and Asia.

SELLAS has established a very productive and strong collaborative relationship with 3D Medicines, our partner in China. In March, an IND application for a small Phase 1 clinical trial investigating safety was approved by China's National Medical Product Administration. The approval triggered a milestone payment of $1 million, which we received earlier this year. And 3D Medicines expects to initiate the trial by mid 2022.

3D Medicines' current clinical development plan provides for initiation of a Phase 2 clinical trial following the receipt of satisfactory safety data from the Phase 1 clinical trial. The initiation of the Phase 2 clinical trial will trigger a significant milestone payment to SELLAS. We're also currently investigating the opportunity for 3D Medicines to join the REGAL study as our study partner in China. We will update you around that accordingly.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

In March, we announced an exclusive license agreement that grants rights to SELLAS for the development and commercialization of GFH009, a highly selective CDK9 inhibitor across all therapeutic and diagnostic uses worldwide outside of Greater China. This was an exciting development for SELLAS as we expanded our clinical pipeline. CDK9 activity has been shown to negatively correlate with overall survival in a number of cancer types, including hematologic cancers, such as AML and lymphomas, as well as solid cancers. We were pleased to acquire GFH009 and we believe it possesses complementary opportunities for our current GPS pipeline, as well as allowing us to enter into different tumor types, including pediatric soft tissue sarcomas.

Concurrent with the in-license of GFH009 in March, we closed the public offering with gross proceeds of $25 million with key institutional life science investors and underwritten by SVB Leerink and Cantor Fitzgerald. The funds provide us with additional runway as we prepare to achieve several pipeline milestones. We were pleased to secure this funding despite the challenging market conditions that the year has presented, but it has positioned us to continue to execute on our strategic priorities amid the current market volatility in the biotech sector.

Now, the main reason we're all here, to learn more about the commercialization opportunity ahead for GPS.

It is my pleasure to introduce the best person to unveil the work that has already begun to prepare for commercialization, SELLAS' Chief Commercial Officer, Robert Francomano. Robert joined SELLAS in March of this year. He's a highly seasoned executive with over two decades of biopharmaceutical commercial leadership. His track record includes building and managing oncology product brands through all stages of commercialization and transforming a company from clinical stage to full commercialization. Robert has hit the ground running at SELLAS and we are very excited to have him update the investment community.

With that, I will now hand the call over to Robert Francomano.

Robert Francomano

Thank you, Angelos. Good afternoon to everyone participating in today's webinar.

It's with great excitement that I spend the next 15 minutes or so to take you through a high-level view of the AML market and how we are commercially preparing our asset, GPS, and the SELLAS organization for a successful launch. Of course, this is predicated on a positive REGAL trial and regulatory approval.

The commercial focus for today will be to introduce you to several high-level aspects of the AML market, with the aim of offering you insights into what lies ahead should we be met with a regulatory approval. Please keep in mind that what I will be speaking about today represents only a small portion of what our total commercial activity has been and will be focused on. This is just the start as we will endeavor to responsibly offer more insights into our commercial development program as we progress through readiness.

For today, I will bring you through the following topics: establishing a commercial capability and infrastructure within SELLAS; offering an overview of the current and emerging AML market; characterizing global key market epidemiology and dollar volume size, including a drill down to how many patients exist in the complete remission or CR2 space. I'll take you through the emerging GPS product profile while reminding you of some of the Phase 3 REGAL trial specifics, and then I will shift to the current AML market pricing analogs of currently approved agents. We'll provide insights into how GPS is expected to be reimbursed within the U.S., and end with a modified Gantt chart of key commercial activities.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

To be successful in a highly competitive AML market, it is imperative that commercial activity start at the proper time to meet with market investor expectations. As will be evidenced on the next slide, 67% of the current AML players hail from the top 10 pharmaceutical companies and the remainder are within the top 50. This is based strictly on revenue performance.

As we build our commercial initiatives that started as much as four years ago, it is critically important to establish a strategic and winnable position in the AML market. And as you would imagine, this takes time. Most of my tenure in the industry hails from big pharma, and I know firsthand that the current players in AML have been commercially developing in their assets from as early as Phase 1. This offers them the best chance of success when the asset becomes a brand in the market. SELLAS must be no different.

It's critically important that GPS is strategically developed so that if approved, its profile, clinical utility, points of differentiation, position and value proposition are poised for a successful acceptance by all key stakeholders in the market. I have listed just a few areas here to demonstrate what must be done to ensue and achieve these goals.

The last major bullet on the slide should be taken note of. The retrospective review of organizations launching products in the U.S. for the first time reveals that only half met or exceeded brand forecasts after two years of being on the market. Companies, such as SELLAS, who invest in a commercial activity sooner fared much better by Wall Street measures. With an appropriate level of early investment, coupled with effective execution, the probability of success is quite enhanced. SELLAS intends to be in this position.

As you can see from this slide, the current AML market is fragmented and largely driven by mutational status. The bullseye shows the majority of assets that are either approved or in clinical development from Phase 1 to Phase 3. I have further separated out these assets based on their mechanism of action, which establishes 15 distinct segments. In the middle of the bullseye are the currently approved agents in the U.S. This is an exciting time for deserving patients suffering from AML who may, hopefully, benefit from the most dynamic developmental times in our history.

Since April of 2017, there had been nine new FDA approved treatments for varying indications, ranging from newly diagnosed AML, maintenance treatment after first complete remission, or CR1, to the relapse/refractory setting. Please note there are currently no approved agents for the second complete remission, CR2, where GPS is currently being studied.

While I won't go much deeper with this slide, you can see highlighted on the left-hand side GPS is the most progressed Wilms Tumor Protein 1, WT1, asset in clinical development. This offers SELLAS a WT1 class potential competitive advantage by virtue of its order of market entry.

As we build our strategic plans for GPS, it is imperative for us to not only understand where the current market is, but to also predict where it is headed. This inevitably will allow GPS to have greater success over its product lifecycle.

Lastly, despite the great advances made in the past many years, there is still a significant unmet medical need due to high relapse rates and poor overall survival outcomes, particularly in the elderly.

I'll now shift to ground you in the current AML market, as well as the forecast of growth expected to take place through the year 2030.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Within the key markets of the U.S., EU5, consisting of Germany, France, Italy, Spain and the U.K., and also Japan, the market is expected to grow at a 21.85% compounded annual growth rate to an impressive $5 billion market valuation in 2030. From an epidemiology perspective, the total patient incidence in these key markets is expected to grow an average of 1.48% from roughly 40,000 patients in 2019 to 48,000 in 2030.

From the revenue side of the numbers, you can see the impressive dollarized expected market growth from $475 million in 2018 to the already referenced $5 billion size in 2030. This forecasted opportunity, as you would imagine, is why SELLAS is determined to deliver to the market a differentiated asset in GPS in a currently uncontested segment.

Now that you have been grounded in the total size of the market, I believe you will find it beneficial to understand how many of those patients could be viable GPS patients within the CR2 space. Again, focusing on the key markets of the U.S., EU5 and Japan, the key message I would like you to take away is that there will be roughly 8,725 patients that could be clinically appropriate for treatment with GPS. I show numbers forecasted for the year 2024, with the assumption of an approval sometime late in that year.

Not getting into the weeds of this data, you can see the attrition of patient numbers as the treatment setting shifts from first line treated to second line treated. These are the highlighted numbers boxed in green. According to the literature cited below, about 50% of patients since second line will achieve a complete remission, or CR2, again, our target population in the Phase 3 pivotal REGAL trial. This is what substantiates the 8,725 clinically appropriate patients for GPS.

As a last point to these projections, with increased clinical benefit derived from new and effective treatment options in prior lines, the CR2 population should conceivably grow over the foreseeable future.

As I have now characterized the AML market that GPS may enter, I shift to its emerging product profile so we can see how it may fit and ultimately be accepted by treating practitioners. The GPS mechanism of action offers treaters tangible rationale for how it may lead to a clinical benefit given the specific molecular targets to which the drug binds. GPS consists of four WT1 derived peptides: one synthetic heteroclitic short peptide to stimulate CD8-positive responses; two native long peptides to stimulate CD4-positive responses; and one synthetic heteroclitic long peptide to stimulate both CD4-positive and CD8-positive cells.

As I've already spent time in the specific patient population, I will skip to the dosing administration aspects. The current formulation consists of 200 micrograms of each of the four peptides in a lyophilized formulation. The process of lyophilization transforms a drug product from a liquid to a stable solid, or cake, by removing water or other solvents. After proper preparation of the drug product by reconstitution and emulsification, GPS is administered subcutaneously.

The full course of treatment being studied is 15 doses over a 52-week period. The efficacy endpoints, if achieved, should drive product acceptance and establish clinical utility. The endpoint, key endpoint of overall survival with at least a 90% power is designed to show a median overall survival of 10.4 months for GPS versus 5.4 months for the control of best available therapy, or BAT. The secondary endpoints further anticipated evidence of the drug's clinical utility, are aimed at showing leukemia-free survival, OS and LFS rates at various intervals, and finally measures of minimal residual disease. The safety of GPS on the Phase 2 trial in CR1 and the Moffitt trial in CR2 offer an unremarkable picture that should support a positive risk/benefit ratio to potential prescribers.

In summary, GPS could fill a significant unmet need based on insights via formal interactions with key opinion leaders in both the U.S. and European Union.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

As stated in the opening, SELLAS had completed initial commercial work roughly four years ago. Part of this work included initial pricing exploration workstreams to inform the strategic approach. As we are now in Phase 3, a more formal and comprehensive pricing research study is warranted. In the second quarter, SELLAS initiated formal pricing research to determine the appropriate price point for GPS. The goal of this research is to price the product correctly by balancing the clinical benefit it offers patients, the total impact on payer budgets, and the level of reimbursement, as well as the overall value proposition.

While I will not be sharing a pricing strategy with you today, I thought it beneficial to show you analogs of currently approved products that treat AML as well as other orphan conditions. As payers have already reconciled these assets and are reimbursing them to varying degrees, it is reasonable to assume that they may treat GPS in a similar fashion. Of course, every situation is different and we can't guarantee that GPS will be so similarly priced.

Considering patient population size, product usage and market dynamics, coupled with the level of innovation GPS can deliver, I've listed several analogs that we believe payers may reasonably consider relevant to the GPS scenario. These analogs are broken up into two segments: branded agents within AML and agents for other orphan conditions.

Based on the analogs shown on the prior slide, we believe that Blincyto, Folotyn and Soliris represent the closest fit to GPS due to aligning of unique product and market characteristics. You can see that for each of the four analogs we have displayed the following: closeness of fit to GPS and why; the line of therapy; and the level of innovation.

The last two columns delineate the annual price of these assets. The first price is the yearly price per patient per year based on the duration of therapy, and the second price is the annualized publicized price. You will note that there is a difference in these numbers that range from minimal to quite substantial. Again, while this is not the GPS-specific situation as it is currently evolving, this does offer some insights on how other companies have priced their assets and how other payers may perceive GPS during the pricing negotiations.

Understanding the reimbursement pathway for GPS is an important step in ensuring a viable and acceptable value proposition. Based on the emerging product profile and how it may answer a significant unmet need, we believe that the GPS value proposition will be widely accepted by both public and private payers. With a median age at diagnosis of about 67 years for AML, it is expected that the Centers for Medicare and Medicaid Services, or CMS, will be the primary payer and assumed to be roughly 70% to 80% of the GPS claims at this point. Patients would likely have minimal out-of-pocket expense given most will have Medigap supplement insurance. While it is conceivable that some patients could have GPS reimbursed through Medicare Part A, it is likely that the majority will come through the Medicare Part B and C flow given the product will be dosed in the outpatient or physician office setting. The remaining 20% to 30% of claims will be administered via private payers, such as United Healthcare, Kaiser Permanente, and Anthem, just to name a few. It is likely that commercial plans will follow CMS coverage and reimbursement methodologies and require a very standard prior authorization prior to use. Should GPS be added to treatment guidelines, such as the NCCN, this would potentially greatly increase reimbursement acceptability.

Lastly, there are many workstreams that must be enacted in order to ensure a successful commercial launch for GPS. Listed here is a select group of initiatives that are either currently in process or planned over the foreseeable future. To date, we believe that the amount of commercial planning and strategic advancements made likely places SELLAS ahead of where most emerging biotechs would be at this stage of the game. This bodes well for the launch readiness.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

This modified Gantt chart shows the currently planned sequence of key events that will lead us to launch. Some of the key workstreams that I would like to point out are, as mentioned earlier and as a core activity, to complete a formal assessment of the current and evolving AML market in key markets, namely the U.S. and the EU to start; establish a value proposition for all corporate and brand stakeholders that demonstrates clinical utility, a bona fide health economics platform as an approach that keeps the AML patient central to everything we do, including building and supporting patient advocacy. Another key area is to work internally with all SELLAS stakeholders to foster complete and unfettered alignment with all functions. This ensures the Company is moving ahead commercially in an efficient manner.

As we progress through the timeline, we will evolve our strategic intent, monitor the evolving payer and governmental environment, and build a scientific communication platform to further demonstrate the value of GPS. As we approach a potential approval, we would endeavor to have achieved total corporate and brand readiness prior to PDUFA and would go live with a customer-facing team of highly experienced and effective personnel.

I believe this overview should offer you comfort in the commercial path forward for this much needed therapeutic. While today focused mainly on the U.S. market, please note that we have a full global view and approach that is aimed at maximizing the global impact of GPS. This, of course, is focused on the European Union and other key markets and rest of world. In an effort to keep you informed, we will tackle those items at another time in the future to be determined.

In close, I would like to leave you with these final take-away points. Despite recent advances AML still is a disease of great unmet medical need. As a result of recent advances, it is reasonable to assume that the CR2 population will likely grow over the lifecycle of the product. Establishing an effective launch strategy with flawless execution offers SELLAS a greater chance at succeeding in our sentinel launch.

Based on the emerging product profile, we expect GPS to be widely accepted by both public and private payers. Lastly, with the lifecycle strategy of GPS in full play, coupled with our CDK9 inhibitor, we will drive to demonstrate quarter-on-quarter growth from the moment we have our first approval.

At this point, I would like to turn the webinar back over to Angelos. Thank you.

Dr. Angelos Stergiou

Thank you, Robert.

In closing, GPS is at a pivotal point in its path towards commercialization, with several milestones approaching. There is a significant unmet medical need and the growing market opportunity with the CR2 population in particular. SELLAS is developing GPS' AML launch road map to market entry and we'll use our best efforts to execute successfully on this plan with our highly experienced customer-facing team. We'll approach drug launch as a decisive and agile, fast mover in order to achieve superior results.

Thank you again for your participation and support and joining today's virtual symposium. Thank you again to our shareholders for their continued support. We look forward to continuing to engage the investment community and plan to host an R&D event on our other asset, GFH009, this fall. Thank you all and have a great rest of your day.

Operator

Thank you. This does conclude today's conference. You may disconnect your lines at this time and thank you for your participation.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com